WRITTEN CONSENT OF THE SHAREHOLDER OWNING A MAJORITY OF THE VOTING STOCK OF MAKH GROUP CORP.

The undersigned, constituting the shareholder that owns a majority of the issued and outstanding shares of common stock of MAKH GROUP CORP., a Nevada corporation (the "Company"), by written consent pursuant to the authority contained in the corporate laws of the State of Nevada and without the formality of convening a meeting, does hereby consent to the following actions of the Company, to be effective as of the 15 day of June, 2017.

WHEREAS, the undersigned wishes to approve the name change of Makh Group Corp. to Wewin Group Corp.

NOW THEREFORE BE IT RESOLVED, that the name of the company will be changed to Wewin Group Corp.

The undersigned, constituting the holder of the majority of the voting shares of the Company's capital stock, hereby consents to and adopts the foregoing as of the date that this Written Consent is executed by the undersigned shareholder.

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Yonghua Kang – Authorized Signatory on Behalf of Anhui Weiyang Investment Holding Co., Ltd. – Beneficial holder of 8,618,000 shares of Common Stock and representing 100% of all voting shares of Makh Group Corp.

公证内容：
此文件为当事人签字.
2017.7.3.